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     EXHIBIT B                                           Exhibit 10.45

                     SOFTWARE LICENSE AGREEMENT

     This Software License Agreement ("Agreement") made and entered into between ijob, Inc. ("ijob"), with a business address of 13800 Benson Road, Edmond, Oklahoma 73013 and Human Technologies, Inc. ("Customer"). Ijob and Customer agree that the following terms and conditions shall govern in all cases when Ijob furnishes Program Products (as hereinafter defined) to Customer:

1.   DEFINITIONS.

1.1 "Agreement" means this Agreement, including any exhibits, amendments, supplements, and addenda. The term "Agreement" also includes any future written amendments, modifications or supplements made pursuant to and in accordance with this Agreement.

1.2 "Program Product" means the computer software programs, documentation, interfaces and related code identified in Exhibit A attached hereto. This may include software from third parties from whom Ijob has obtained a right to use and distribute.

1.3 "Executable Code" means computer programs assembled or compiled in magnetic or electronic binary form on software media, which are readable and usable by machines but not generally readable by humans without reverse assembly, reverse compiling, or reverse engineering.

1.4 "Source Code" means computer programs written in higher-level programming languages, sometimes accompanied by English language comments which are intelligible to trained programmers and which may be translated into Executable Code for operation on computer equipment through the process of compiling.

1.7 "Documentation" means printed instructions, manuals, descriptions, on-line help and diagrams pertaining to the Program
Products described in Exhibit A.

2. LICENSE. ijob hereby grants and the Customer accepts a nontransferable, non-assignable and non-exclusive license to use the Program Products listed on Exhibit A for its internal business purposes and, subject to the terms, covenants, conditions and limitations of this Agreement, to sublicense the same to third parties; provided however and notwithstanding anything to the contrary, neither Customer nor any of its sublicensees may use the Program Products to compete either directly or indirectly with ijob in the providing of Internet based employment referral, recruiting and testing services; provided however, HT may continue to use and develop its expatriate selection and testing program known as Aipatriot@ to the extent that such program is solely used for the selection and testing of employees to be sent or transferred overseas by their employer. Customer may not grant a license to or otherwise transfer the Program Products to any third party who competes with ijob in the providing of Internet based employment referral, recruiting and testing services. The license granted hereunder
extends to the United States and its Territories only.   To the
extent that HT grants licenses as permitted by this Agreement, it is not obligated to pay any royalties or additional license fees to ijob therefore. The Customer shall shall take all reasonable actions to prevent others from reverse engineering the Program Products, decompiling or disassembling any code, or engineering derivative products which duplicate the unique qualities of the Program Products. All copies made by the terms of this Agreement and derivative works based on the Program Products are subject to the terms and conditions of this Agreement and shall state on such copy(s) that they are, or include, the property of ijob, and that such rights of ijob are protected under the copyright, trade secret and confidentiality laws of the United States, and such other notices as required by Ijob.

3. TERM. This Agreement is perpetual unless earlier terminated in accordance with the provisions of this Agreement.

4. CONSIDERATION. This License is granted pursuant to the terms of an Asset Purchase Agreement executed by and between ijob and Customer
as of the  12th   day of June, 1997.

5.   TERMINATION.

5.1 Upon termination of this Agreement, Customer shall immediately discontinue use of the Program Products. Within one (1) week after the date of termination of this Agreement, Customer will deliver to Ijob the original and all copies, including partial copies and modifications, of the Program Products and related documentation or certify in writing to Ijob that all such Program Products and related documentation has been destroyed by Customer and have been fully removed from any computer(s) upon which they have been installed.

5.2 This Agreement shall immediately terminate without notice, to the extent permitted by applicable law in the jurisdiction or jurisdictions in question, if Customer files a petition in bankruptcy (or is the subject of an involuntary petition in bankruptcy that is not dismissed within sixty (60) days after the effective filing date thereof); or is or becomes insolvent; or admits of a general inability to pay its debts as they become due.

5.3 This Agreement shall terminate immediately upon any of the following events, without the need for further action on the part of Ijob, (i) if Customer breaches any of its obligations under this Agreement relating to Ijob's intellectual property rights or confidentiality in or to the Program Products or relating to export controls of the Program Products or (ii) if Customer fails to cure any other obligation it owes to Ijob pursuant to the terms of this Agreement within thirty (30) days after receipt of written notice thereof from Ijob.

6. OWNERSHIP. Nothing in this Agreement shall be deemed to give Customer ownership rights in or title to all or any portion of the Program Products. Customer acknowledges that the Program Products are proprietary to ijob, or third parties from whom Ijob has obtained a right to use and distribute, and that the sole and exclusive title, right and interest in and to the Program Products and all related documentation and any alterations, new releases, new versions or any other modifications or Enhancements, or Updates of the Program Products and any copies thereof and any and all documentation relating thereto are and shall remain in Ijob, or such third parties from whom Ijob has obtained a right to use and distribute the same. All applicable legal and statutory rights in the Program Products, Source code, Executable code, patents, and copyrights are and shall remain the property of Ijob, or third parties from whom Ijob has obtained a right to use and distribute the same. Nothing in this Agreement shall preclude Ijob from developing Program Products or Documentation which are competitive, irrespective of their similarity, to Program Products or Documentation which might be produced for or provided to Customer pursuant to this Agreement.

7. CONFIDENTIALITY. The Program Products contains confidential information protected by copyright, trade secret and trademark laws. The Customer may not remove or alter ownership and copyright notices or such other notices on or in the media or the Program Products. Customer shall take all reasonable steps to protect and maintain the confidentiality of the Agreement and the Program Products. The Customer shall not disclose this Agreement or any portion of the Program Products to any person other than its own employees who have a need to use such Program Products in furtherance of the Customer's business. The Customer shall advise each of its employees with any such access of such confidentiality requirements. The provisions of this Agreement relating to confidentiality shall survive the termination of this Agreement. Customer shall take or cause to be taken all reasonable precautions to hold in confidence, and to prevent the disclosure or communication to third parties of, and shall not disclose or communicate to third parties, without Ijob's prior written consent, all information, data and know-how pertaining to the design and operation of the Program Products, including, but not limited to, Source and Executable Code, tapes, machine listings and flowcharts and documentation relating thereto.

8.   DISCLAIMER OF ALL WARRANTIES.   THE PROGRAM PRODUCTS ARE
DELIVERED TO CUSTOMER AS IS, WHERE IS. IJOB DISCLAIMS ANY AND ALL WARRANTIES, OR CONDITIONS, OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN), WITH RESPECT TO THE PROGRAM PRODUCTS OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF TITLE, NONINFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE (WHETHER OR NOT IJOB KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING, OR BY COURSE OF PERFORMANCE UNDER ANY OTHER CONTRACT BETWEEN THE PARTIES HERETO. IN ADDITION, IJOB EXPRESSLY DISCLAIMS ANY WARRANTY OR REPRESENTATION TO ANY PERSON OTHER THAN CUSTOMER WITH RESPECT TO THE PROGRAM PRODUCTS OR ANY PART THEREOF.

9. IN NO EVENT SHALL IJOB BE LIABLE TO CUSTOMER NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM CUSTOMER'S RIGHTS FOR ANY DAMAGES OF ANY KIND OR NATURE, INCLUDING WITHOUT LIMITING THE GENERALITY OF THE
FOREGOING, INCIDENTAL, CONSEQUENTIAL AND EXEMPLARY DAMAGES..

10   Ijob and Customer each acknowledge that the provisions of this
Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions associated with this Agreement. The warranty disclaimers and limitations in this Agreement are intended to limit the circumstances of liability. The remedy limitations, and the limitations of liability, are separately intended to limit the forms of relief available to Customer.

11.  OTHER PROVISIONS.

11.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Ijob and Customer concerning the subject matter hereof. No prior or contemporaneous representations, inducements, promises, or agreements, oral or otherwise, between Ijob and customer with reference thereto will be of any force or effect.

11.2 MODIFICATION. No modification, amendment or waiver of any of the provisions of this Agreement, and no prior approval required by this Agreement, shall be effective unless in writing signed by the parties. Writings signed on behalf of Ijob shall be signed by an officer of the corporation. Any provision of Customer's purchase order or other request for products or services under this Agreement that is in any way inconsistent with or in addition to the terms and conditions of this Agreement, shall not bind Ijob. Ijob's failure to object to any such provision shall not be construed as a waiver of the terms and conditions of this Agreement nor as acceptance of any such provision.

11.3 CHOICE OF LAW. This Agreement shall be governed by the laws of the State of Oklahoma and the venue of any action for enforcement of any of the terms covenants or conditions of this Agreement, or otherwise, shall be in the State of Oklahoma.

11.4 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or its breach, or its validity or interpretation, except claims for injunctive relief and claims involving necessary third parties who refuse to participate, shall be settled by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The location for the arbitration shall be in Oklahoma County, Oklahoma. Such arbitration shall be heard and determined by a panel of three (3) arbitrators in accordance with the then current rules or regulations of the AAA relating to commercial disputes. One arbitrator shall be appointed by each party to serve on the panel. One neutral arbitrator shall be appointed by the AAA and shall serve as chair-person of the three arbitrator panel. Such neutral arbitrator shall be an attorney with experience in handling disputes relating to software license agreements. The arbitration award shall be binding on the parties and may be enforced in any court of competent jurisdiction. The prevailing party in such arbitration shall be entitled to recover its reasonable attorney fees and costs incurred in such arbitration proceeding.

11.5 ASSIGNMENT. Customer may not assign this Agreement or the rights and obligations created hereunder without the prior written consent Ijob.

11.6 BINDING. This Agreement is binding on, and inures to the benefit of, Ijob, the Customer, and their respective successors and assigns to the extent permitted by this Agreement.

11.7 COMPLIANCE WITH LAWS. Each party shall comply with all applicable laws and regulations.

11.8 FORCE MAJEURE. Ijob shall not be responsible for failure of performance due to causes beyond its control, including, but not limited to, accidents, acts of God, labor disputes, or the actions of any Government agency.

11.9 CAPTIONS. The captions of the various paragraphs herein are for convenience only, and they are not intended to be any part of the body or text of this Agreement, nor are they intended to be referred to in construing any of the provisions hereof.

11.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, any of which shall be deemed to be an original.

11.11 INDEPENDENT CONTRACTORS. Ijob and the Customer are strictly independent contractors. Neither party has the right to bind the other in any manner, and nothing in this Agreement shall be interpreted to make either party the agent or legal representative of the other or to make the parties joint venturers or partners.

11.12 JOINT EFFORTS. This Agreement has been prepared and negotiations in connection therewith have been carried on by the joint efforts of the parties to this Agreement. This Agreement is to be construed simply and fairly and not strictly for or against any of the parties to this Agreement.

11.13 ATTORNEY FEES. In the event that litigation or arbitration is instituted between the parties in connection with any controversy or dispute arising from, under or related to this Agreement the prevailing party in such litigation shall be entitled to recover its reasonable attorney fees and costs, including without limitation, deposition costs relating to such litigation and further including, without limitation, any such attorney fees or costs incurred as a result of any appeal related to such litigation.

11.14 AUDIT. In furtherance of any and all of Ijob's rights under this Agreement ijob may, at its expense and without notice to the Customer, but during the Customer's regular business hours, enter upon the Customer's premises to audit the number of copies of Program Products made under this Agreement and the Customer's compliance with the other provisions of this Agreement.

11.15 SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and each remaining provision shall be valid and enforceable to the fullest extent permitted by law.

11.16 NONWAIVER. The failure of Ijob at any time to require performance by Customer of any provision of this Agreement shall in no way affect the right of Ijob to require performance of that provision. Any waiver by Ijob of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing of succeeding breach of such provision, a waiver of that provision itself or a waiver of any right under this Agreement.

11.17 TRADEMARK USAGE. Customer shall not make any use of any of Ijob's intellectual property, including but not limited to, trademarks, service marks, trade names, or corporate name for any reason or purpose without the prior express written consent of Ijob.

11.18 NOTICE. All communications and notices provided for or permitted hereunder shall be effective when made in writing and shall be personally delivered, mailed by certified mail, postage prepaid, or sent by overnight courier to the addresses set forth below or to such other address as either party shall have communicated by written notice to the other.

The parties agree and acknowledge that they have read this agreement, understand it, and that they shall be bound by its terms and conditions. The "Effective Date" of the Agreement shall be the later of the dates shown below.

ijob, INC.                         HUMAN TECHNOLOGIES, INC.


By:  /s/ Robert Baker                   By:  /s/ David C. Mitchell

Name:  Robert Baker                Name:  David C. Mitchell

Its: Vice President                Its:   President


Date:  June 12, 1997                    Date:  June 12, 1997